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Exhibit 16.1

[Deloitte Letterhead]

June 8, 2004

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the paragraph entitled "Change in Accountants" contained on page 61 of Amendment No. 1 to Form S-1 Registration Statement No. 333-114975 of Interactive Health, Inc. to be filed on or about June 8, 2004 and are in agreement with the statements contained in the first, third, and fourth sentences of that paragraph. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

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  Exhibit 16.1